Manaris Corporation Appoints John Simons as Chairman of its Board of Directors

MONTREAL,  CANADA -  (August  29,  2006) - The  Board of  Directors  of  Manaris
Corporation   (OTCBB:   MANS)   (FRANKFURT  WKN:  255471)  today  announced  the
appointment of John H. Simons as Chairman of the Board of the Company.

Mr. Simons brings a wealth of expertise to the Board with over 42 years of international business experience in the high tech sector, including both public and private companies. Mr. Simons was a director of ITF Optical Technologies prior to the acquisition of ITF by Manaris wholly owned subsidiary, Avensys Inc. Mr. Simons' prior experience also includes serving as the President and CEO of Canadian Marconi Company. He is currently the President of John H. Simons Consultants Inc., a management consulting firm, and serves as the Vice Chairman and a Director of DALSA Corporation.

"We believe that Mr. Simons' broad-range of experience is perfectly suited for this new role and that his insight and advice will serve to maximize shareholder value over time," commented Mr. John Fraser, President and CEO of Manaris Corporation.

Mr. Simons replaces Robert Clarke, who has resigned as Chairman of the Board due to increased business commitments overseas. Commenting on the Board changes, Mr. Fraser continued: "We wish to thank Mr. Clarke for his dedication over the past three years and are confident that Mr. Simons' leadership and industry knowledge will contribute to the smooth integration of ITF Optical into Avensys and will help strategically guide the activities of C-Chip Technologies as the Company continues to grow."

About Manaris Corporation

Manaris Corporation, through its two wholly-owned subsidiaries, offers risk mitigation solutions. C-Chip Technologies (North America) specializes in the high-tech sector of the security industry, offering technology that allows business users to efficiently access, control, manage and monitor remote assets at low cost. Avensys enables businesses to monitor different types of environments, including air, soil and water, as well as buildings and materials. Avensys also produces fiber optic components and sensors. For more information please visit www.manariscorp.com.

Forward-Looking Statements

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause a company's actual results, performance and achievement in the future to differ materially from forecasted results, performance, and achievement. These risks and uncertainties are described in the Company's periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company's plans or expectations.


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Contacts:
John Fraser
President and CEO, Manaris Corporation
514.337.2447
jgfraser@manariscorp.com

Linda Farha
Zenergy Communications
514.273.4034
linda@zenergycom.com


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